Exhibit 99.2

Consent of Person to Become Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Wins Finance Holdings Inc., as the same may be amended from time to time, as a person to become a director of Wins Finance Holdings Inc.

/s/ Nicholas Clements
Nicholas Clements

August 4, 2015